Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-143463 on Form S-3, of our reports dated March 7, 2008, relating to the financial statements and financial statement schedule of Alliance Holdings GP, L.P. and the effectiveness of Alliance Holdings GP, L.P.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Alliance Holdings GP, L.P. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Tulsa, Oklahoma

March 7, 2008